Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated April 28, 2025, relating to the consolidated balance sheets of INLIF Limited (the “Company”) and its subsidiaries (the “Group”) as of December 31, 2024, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2024 included in its annual report on Form 20-F for the year ended December 31, 2024.

/s/ Enrome LLP

Enrome LLP

Singapore

April 28, 2025

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